Exhibit 10.1


                       CONSULTING AGREEMENT


     THIS CONSULTING AGREEMENT (the "Agreement"), dated as of August 25, 1997 between BRUSH CREEK MINING AND DEVELOPMENT CO., INC., a Nevada corporation (the "Company"), and GEOGRAPHE CORPORATE ADVISORY LIMITED, a Barbados corporation (the "Consultant").

                       W I T N E S S E T H:

     WHEREAS, in light of the expertise and experience of Consultant, the Company has engaged Consultant to provide the Company with consulting services and Consultant has been and is willing and able to provide such services; and

     WHEREAS, the Company and Consultant desire to set forth in a formal written agreement the terms and conditions upon which Consultant has provided and shall continue to provide services to the Company;

     NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, the Company and Consultant hereby agree as follows:

     1.   Appointment; Consulting Services.

     (a) It is agreed that as of approximately November 1, 1996 the Company retained Consultant to render those consulting services contemplated by this Agreement for an initial term of four months, and thereafter until terminated by either party on 30 days written notice to the other (the "Term").

     (b) During the Term hereof, Consultant has rendered and will continue to render to the Company, by and through certain designated employees of the Consultant, consulting advice as has been and shall be reasonably requested from time to time by the Chief Executive Officer of the Company in connection with the business conducted or to be conducted by the Company, including but not limited to finding and assessing one or more joint venture or strategic mining partners for the Company's mining properties. In performing services hereunder, Consultant shall report to the Company's Chief Executive Officer and shall perform such services from Consultant's place of business in Barbados, West Indies and/or Vancouver, British Columbia or such other location as may be agreed to by the parties. The Consultant shall not engage in any direct or indirect capital raising activities in the offer or sale of securities on behalf of the Company. During the Term hereof, Consultant shall have no power or authority to represent or bind the Company unless specifically authorized in writing by the Chief Executive Officer.

     2.   Payments to Consultant During the Term.

     The Company agrees to pay to Consultant during the Term the following:

     (a) In consideration of Consultant's performance of the consulting services described herein during the Term hereof, the Company has paid Consultant US$30,000 in cash and agrees to issue to the Consultant 125,668 shares of the Company's Common Stock which shares shall be issued as soon as practicable following the execution of this Agreement. The Company has filed or shall file contemporaneously with the execution hereof, at the Company's sole expense, a registration statement with the Securities and Exchange Commission on Form S-8 relating to the shares of Common Stock issuable pursuant hereto.

     (b) If the Company directly or indirectly enters into a Purchase or Joint Venture transaction (a "Transaction") with any mining or exploration company ("Party") introduced by the Consultant, the Company will pay the Consultant a Bonus Payment of US$20,000 and a Success Fee of six percent (6%) of the non-discounted value of all consideration which may be paid directly or indirectly by the Party to the Company in connection with each Transaction, whether or not the payment of such consideration is optional or mandatory, as described more fully below. Subject to the formula defined below, the Success Fee will be paid in cash forthwith after the time of the initial closing of the Transaction. The Bonus Payment will also be paid in cash forthwith after the time of the initial closing of the Transaction.

     The basis for calculation of the Success Fee will differ depending upon the nature of the Transaction and it is not possible to describe here all the forms which a Transaction may take. However, by way of illustration:

     (i) if the Transaction involves the sale of an interest in one or all of the Company's Projects, the Success Fee will be calculated on the aggregate value of the maximum consideration paid or payable for the maximum interest which may be received under the Transaction. Payment would be according to the formula defined in clause (b)(v) below;

     (ii) if the Transaction involves an option to an acquire an interest in one or all of the Company's Projects, the Success Fee will be calculated on the sum of the consideration, if any, payable at the initial closing of the Transaction and the consideration payable thereafter to acquire the maximum interest which may be acquired under the Transaction, regardless whether the payment of such further consideration is optional or mandatory. Payment would be according to the formula defined in clause (b)(v) below;

     (iii) if the Transaction involves a joint venture to explore, develop and/or exploit the Company's properties, the Success Fee will be calculated on the maximum aggregate costs which may be incurred by the acquiring party under the joint venture to vest its interest, regardless whether incurring such costs is optional or mandatory. Payment would be according to the formula defined in clause (b)(v) below;

     (iv) if a Transaction involves more than one form (for example, if the Company receives shares and also enters into a joint venture), the Success Fee will be calculated on the aggregate consideration which may be paid in respect of all forms the Transaction takes. Payment would be according to the formula defined in clause (b)(v) below;

     (v) Under the circumstances described above, 50% of the Success Fee, or US$50,000 whichever is greater would be payable at the time of initial closing. The balance of the Success Fee would be payable, in increments, at the time of payment or when an optional obligation becomes mandatory by the acquiring Party or Pre-existing Party.

     (c) The Company shall reimburse Consultant for all reasonable out-of-pocket expenses directly incurred by Consultant after the date hereof in connection with Consultant's rendering of the consulting services set forth in this Agreement. Any such reimbursement hereunder shall be made by the Company within 14 days after submission by Consultant of supporting documentation as reasonably required by the Company.

     3.   Confidential Information.

     The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets, and confidential information. The strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company. The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Company, as would the disclosure of information about the marketing practices, pricing practices, costs, profit margins, analytical techniques, and similar items of the Company.
By reason of its position with the Company, Consultant has or will have access to, and has obtained or will obtain, specialized knowledge, trade secrets and confidential information about the Company's operations. Therefore, subject to the provisions of Section 6 hereof, Consultant hereby represents, warrants and covenants as follows, recognizing that the Company is relying on the same in entering into this Agreement:

     At any time during or after the Term hereof, except for the exclusive benefit of the Company, Consultant will not, directly or indirectly, use, disclose to others, or publish or otherwise make available to any other party any confidential business information about the affairs of the Company, including but not limited to confidential information concerning its products, methods, analytical techniques, technical information, customer information, employee information, and other confidential information acquired by it in the course of its past or future services for the Company. Consultant agrees to hold as the Company's property all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to the Company's business and affairs, whether made by it or otherwise coming into its possession, and on termination of this Agreement, or on demand of the Company, at any time, to deliver the same to the Company within twenty four (24) hours of such termination or demand.

     4.   Reasonableness of Restrictions; Specific Enforcement.

     Consultant hereby agrees that the restrictions in this Agreement, including without limitation those relating to the duration of the provisions thereof, are necessary and fundamental to the protection of the business and operation of the Company and are reasonable and valid. Each party acknowledges and agrees that the Company would suffer irreparable damage if any of the provisions of Section 3 were not performed by Consultant in accordance with their specific terms or were otherwise breached. Accordingly, the Company will be entitled to an injunction or injunctions to prevent breaches of such provisions and to enforce specifically such provisions in any court of competent jurisdiction without the necessity of furnishing a bond of any type, and Consultant will not oppose the granting of such relief on the grounds that an adequate remedy at law exists.

     5.   Proprietary Information or Trade Secrets of Others.

     Consultant represents, warrants and covenants that it will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Consultant further represents, warrants and covenants that it is not party to any agreement, oral or written, which restricts its right or capacity to execute this Agreement or to compete with a previous employer, associate or affiliate in any way whatsoever.

     6.   Survival of Obligations.

     The obligations of the parties under Sections 3, 4, 5 and 7 of this Agreement shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by Consultant, upon the expiration of this Agreement or otherwise), for a period of twenty-four
(24) months after such termination.

     7.   Reformation.

     In case any one or more of the provisions or part of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall be deemed not to affect any other jurisdiction or any other provision or part of a provision of this Agreement nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of this Agreement or any provision or provisions hereof in any other jurisdiction, and this Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid or illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible.

     8.   Entire Agreement; Amendment.

     This Agreement contains the entire agreement between the Company and Consultant with respect to the subject matter thereof, merges and supersedes all exiting agreements between them concerning such subject matter, and may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom any amendment, waiver, change, modification or discharge is sought. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

     9.   Notices.

     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon delivery, if personally delivered, (ii) the next business day, if delivered with all charges prepaid to a recognized overnight delivery service for next day delivery, or (iii) five days after mailing, if mailed, postage prepaid, via first class mail, in each such case as follows:

     (a)  To the Company:

          Brush Creek Mining and Development Co., Inc.
          970 E. Main Street, Suite 200
          Grass Valley, California 95945
          Attn: Chief Executive Officer

          with an additional copy by like means to:

          Danzig Garubo & Kaye, LLP
          30A Vreeland Road
          Florham Park, New Jersey 07932
          Attn: David M. Kaye, Esq.

     (b)  To Consultant:

          Geographe Corporate Advisory Limited
          "Summerland House"
          Prospect, St. James
          Barbados, West Indies
          Attention: Kenneth F.G. Thomson

          with an additional copy by like means to:

          Geographe Corporate Advisory Limited
          1090 West Pender Street
          Suite 500
          Vancouver, British Columbia V6E 2NY
          Attention: Robert T. Boyd

and/or to such other persons and addresses as any party shall have specified in writing to the other.

     10.  Assignability.

     This Agreement shall not be assignable by Consultant and shall be binding upon, and shall inure to the benefit of, the successors of the Company. Notwithstanding any other provision of this Agreement, this Agreement shall be assignable by the Company provided that the assignee is a controlled subsidiary of the Company.

     11.  Representation by Counsel.

     Each of the parties hereto represents, warrants and covenants that it has had ample opportunity to consider entering into this Agreement and has had an opportunity to consult with counsel regarding this Agreement prior to executing the same.

     12.  Governing Law.

     This Agreement shall be governed by and construed under the laws of the State of California without regard to the conflicts of law principles thereof.

     13.  Waiver and Further Agreement.

     Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

     14.  Headings of No Effect.

     The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     15.  Counterparts.

     This Agreement may be executed by the parties hereto in one or more counterparts each of which shall be an original and all of which shall together constitute one and the same Agreement.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              BRUSH CREEK MINING
                              AND DEVELOPMENT CO., INC.


                              by:  /s/James S. Chapin
                                   Name:  James S. Chapin
                                   Title: Chief Executive Officer


                              GEOGRAPHE CORPORATE ADVISORY LIMITED


                              by:  /s/Robert T. Boyd
                                   Name:  Robert T. Boyd
                                   Title: Director